                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant [ ]
Filed by a Party other than the Registrant [X]

Check the appropriate box:

[X]  Preliminary Proxy Statement
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12
[ ]  Confidential, for Use of the Commission Only (as permitted by
     Rule 14a-6(e)(2))

                          MEDIZONE INTERNATIONAL, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

           THE SAND DOLLAR SOLUTION, A CALIFORNIA LIMITED PARTNERSHIP
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check Appropriate Box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          ---------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

          ---------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

          ---------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

          ---------------------------------------------------------------------
     (5)  Total fee paid:

          ---------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount previously paid:

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     (2)  Form, Schedule or Registration Statement No.:

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     (4)  Date filed:

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
                            THE SAND DOLLAR SOLUTION
                                 144 BUENA VISTA
                                  P.O. BOX 742
                         STINSON BEACH, CALIFORNIA 94970

                                   May 6, 1997


My Fellow Medizone International, Inc. Shareholder's,


         I believe a moment of truth and opportunity is before you. Our Company is in a desperate situation. Current management, led by Joseph Latino for the previous three years, has failed to fund or manage Medizone in a viable manner. At this time, Medizone is financially insolvent. Research is not progressing and three Board members: Larry Sosnow, Richard Solomon, and Howard Feinsand have all resigned in the previous seven months. A fourth, Ken Gropper, has threatened resignation if the resignation or firing of Joseph Latino is not achieved.

         In our view Medizone is not only dysfunctional, for all practical purposes it is a non-entity. When Joseph Latino became President of Medizone the stock was trading at approximately $0.32 per share. Today it is trading just above $0.05.

         The enclosed proxy, which I strongly ask you to support, offers the opportunity to elect four very qualified members to the Board, as well as to approve a financing package that is above current market prices. These changes will allow us to install new and professional management, begin a positive corporate direction and once again advance the science.

         Milton Adair will lead the new management team and will personally select a new CEO from the applicants we are currently reviewing. Milton brings a 35 year business background in the bio-tech industry. His leadership strengths vary from sales and marketing to product development and FDA relations.

         Gerard Sunnen, M.D. has been involved with Medizone for over 10 years. He first studied the use of ozone in Germany in 1986. A published ozone researcher, Dr. Sunnen has strong professional ties in Europe. He will be an excellent liaison for Medizone with the Italian researchers, without needing an interpreter.

         William Hitt, M.D. brings a renowned background. A long time member of The World Health Organization, and recipient of the prestigious Eli Lily award for his discovery and report of new anaerobic species of mycoplasma, Dr. Hitt has not only instructed immunology at both John Hopkins University and Louisiana State University he brings research and business expertise to the Board as well.

         The strongest remark I can make about my own qualifications is that I have been able to formulate this plan, form Sand Dollar Solution, a financial arm of this endeavor, and bring these distinguished people together. There is no doubt in my mind we will succeed. We do ask your timely support in order to accomplish this.

         Richard Solomon, a former Board Member and Director of Medizone New Zealand was asked to join this effort. While he declined to be a candidate for a Board seat at this time, he did pledge his full support to these efforts, and gave us permission to use his name. With his background and knowledge as a Board Member up until February 27 of this year, Richard is well aware of the challenges we face, and will be of vital help to the new management team.

         As you review the proxy, particularly the section entitled, "Sand Dollar's Complaints Concerning Management", I believe you will see what grave circumstances the company is in. My personal evaluation is that the Company is currently not in a survivable situation. Please help us change that.

         I strongly urge you to carefully read the proxy and carefully fill out the proxy card to insure we will be able to count your vote. Your company is at stake. Please follow through with this proxy request immediately.

         I thank you very much for your support, without which, these efforts would be futile.

                                       YOURS TRULY,




                                       EDWIN G. MARSHALL,
                                       BOARD NOMINEE
                                       FOUNDER, MEDIZONE SHAREHOLDER'S GROUP
                                       MANAGING AND GENERAL PARTNER,
                                       THE SAND DOLLAR SOLUTION,
                                       A CALIFORNIA LIMITED PARTNERSHIP

May ____, 1997

                          MEDIZONE INTERNATIONAL, INC.

                             -----------------------
                                 PROXY STATEMENT
                             -----------------------

                             MEETING OF STOCKHOLDERS
                          OR ACTION BY WRITTEN CONSENT

         These proxy materials are furnished concerning Medizone International, Inc. (The "Company") in connection with the solicitation of proxies by Ed Marshall, a Medizone shareholder and the General Partner of The Sand Dollar Solution, a California Limited Partnership ("Sand Dollar" or the "Solicitor"), in connection with either (i) the 1997 annual meeting of stockholders, the date of which and record date have not yet been announced by the Company, (ii) a special meeting of the stockholders of the Company, not yet demanded by the Solicitor, or called or announced by the Company, or (iii) action to be taken by the shareholders on written consent. These proxy materials were first mailed to stockholders on or about May ____, 1997.

         The address of Sand Dollar is 144 Buena Vista, P.O. Box 742, Stinson Beach, California 94970. The address of the Company is 123 East 45th Street, Suite 7B, New York, New York 10022.

                         VOTING RIGHTS AND SOLICITATION

         No record date has yet been set by the Company for any special meeting nor for the assumed annual meeting of the shareholders of the Company. In the event that such meeting record dates are set, each share should entitle you to one vote on each matter to come before the stockholders. The Company had approximately 128,808,889 shares of Common Stock, par value $.001 issued and outstanding as of May 1, 1997.

         Whether or not you plan to attend any special meeting, or the annual meeting, please sign, date and return the enclosed proxy in the envelope provided. The proxy may be revoked by you at any time and if you decide to attend a meeting in the event that any such meeting is called and noticed, and wish to change your vote, you may do so automatically by voting in person at such meeting. This proxy may also be revoked by executing a proxy of a latter date or by delivering written notification of such revocation to Sand Dollar or to the Company.

                             ELECTION OF DIRECTORS

NOMINEES

         The Solicitor solicits this proxy for the purpose of electing four members to the Board of directors of the Company as set forth herein. At a meeting, in the event such meeting is called and noticed, it is likely that all seven directors (constituting the entire Board of Directors) would be elected to serve until the annual meeting and until their successors are elected and qualified. Sand Dollar intends to vote the proxies solicited hereby in order to elect each of the four persons set forth below.

Name of Nominee                               Age      Current Position
---------------                               ---      ----------------
Milton G. Adair..............................  64      President and Chief Executive Officer,
                                                       Biomune Systems

Edwin G. Marshall............................  54      Medizone Shareholder; General Partner, The
                                                       Sand Dollar Solution

Gerard V. Sunnen, M.D........................  54      Medizone Shareholder; Clinical Psychiatrist
                                                       and Psychopharmacologist

William Hitt, M.D............................  70      President, William Hitt Clinics

BUSINESS EXPERIENCE OF NOMINEES

         Mr. Adair has been President and Chief Executive Officer of Biomune Systems since January, 1996. Biomune sells nutritional AIDS products internationally. From September, 1991 until January, 1996, Mr. Adair was President and Chief Executive Officer of Gull Laboratories, a diagnostic company that focuses primarily on the infectious disease market. From August, 1984 until April, 1991 Mr. Adair was President and chief Executive Officer of Mountain Medical Equipment, a Company that was listed on the American Stock Exchange. From August, 1983 until August 1994 Mr. Adair was President of Orbit Medical Systems, a venture company in the immunochemistry field. Additionally, Mr. Adair served as an FDA Liaison Officer earlier in his career, ensuring compliance on new drug applications and labeling.

         Mr. Marshall has a background in real estate investment; was an owner of Smith, Smith and Associates in Truckee, California and a partner in the Marin Car Company in Novato and Petaluma, California. For the last five years, been a private investor, focusing most of his efforts on Medizone International, Inc. He is the founder, and General and Managing Partner of The Sand Dollar Solution, a newly formed California Limited Partnership.

         Dr. Sunnen is a practicing Clinical Psychiatrist and Psychopharmacologist in private practice in New York, New York. Dr. Sunnen is a former Air Force physician. Dr. Sunnen is the author of Ozone in Medicine:
Overview and Future Directions, which was published in the Journal Of Advancement in Medicine, Vol. 1, No. 3 (1988). It is proposed that Dr. Sunnen lead a Medical Advisory Board, which the solicitor intends to create.

         Dr. Hitt currently operates 7 William Hitt Centers. Four such centers are in Mexico and three in South America. Dr. Hitt taught immunology at John Hopkins and Louisiana State University. Dr. Hitt founded Allergy Control Group in Dallas and Micro allergy Clinic in Houston , where over 10,000 patients have been treated for allergies. Dr. Hitt is a member of The World Health Organization.

         The Solicitor does not intend to nominate more than the above four persons at this time, though the Bylaws of the Company call for a Board of directors of seven members. In the event that these proxies are voted in connection with an annual or special meeting of the shareholders of the Company, it is highly likely that seven members would be elected. In the event of such election, the proxy holder intends to either abstain from voting for more than the four persons listed herein, or in the event that a fifth suitable candidate is identified by the Solicitor prior to the time of such vote, the proxy holder may vote for such candidate unidentified at this time.

         The persons named on the enclosed proxy (the proxy holders) will vote for election of the above nominees unless you have withheld authority to do so on your proxy card. In the unanticipated event that a nominee is unable or declines to serve as a director at the time of a meeting or following action by written consent, the proxies will be voted for a nominee selected named by the remaining nominees to fill the vacancy. As of the date of this Proxy statement, the solicitor is unaware of any nominee who is unable or will decline to serve as a director.

RECOMMENDATION OF SOLICITOR

         The Solicitor recommends a vote FOR the nominees listed above.

                         SECURITY OWNERSHIP OF NOMINEES

         The following table sets forth the beneficial ownership of Common Stock of Medizone International, Inc. as of May 1, 1997 by each nominee to the Board of directors and all nominees as a group.

                                                                             Estimated
         Name of Beneficial Owner                       No. Of Shares    Percent of Class
         ------------------------                       -------------    ----------------
Milton G. Adair..................................................0               0%
Edwin G. Marshall..........................................685,000            0.53%
Gerard V. Sunnen, M.D....................................1,400,000            1.09%
William Hitt, M.D................................................0               0%

                        INTENDED REPLACEMENT OF PRESIDENT

         One of the primary actions intended by the solicitor in the event that it's nominees are elected as directors, is the replacement of the Company's current President and Chief Executive Officer. The solicitor intends that the services of the current President Joseph S. Latino, Ph.D. be terminated either unilaterally or upon mutual consent, and that Mr. Milton G. Adair be elected as the Company's new President as well as its Chairman. The solicitor also intends to recruit a new Chief Executive Officer in the near future. Although several possible suitable replacements have been identified, none has yet been selected.

         The nominees, if elected to the Company's Board of directors, in the course of evaluating the present circumstances of the Company, its finances and its research and development activities, may decide to make other significant changes in the Company's current management structure and personnel, but none are intended at this time.

                          INTENDED FINANCING ACTIVITIES

         In the event that the nominees are elected to the Board of directors of the Company, the solicitor intends that they will undertake a review of the Company's current financial status and will work actively toward completing certain financing activities in an effort to make the Company financially sound. These could include all or some of the following, all of which, possibly along with other financing activities, will be reviewed and considered by the newly elected Board of directors if the nominees set forth herein are elected.

WARRANT TO SAND DOLLAR

         The solicitor intends that, in the event of election of the nominees set forth herein, the Company will grant a warrant to The Sand Dollar Solution to purchase up to 15,000,000 shares of Common Stock at a per share price of $0.07, exercisable for a period of ninety (90) days.

RIGHTS OFFERING

         The solicitor intends that, in the event of election of the nominees set forth herein, the Board of directors will consider undertaking a registered primary rights offering of shares of Common Stock to the current shareholders

         In general, in connection with the intended rights offering, each shareholder will have the ability to purchase additional shares of Common Stock at a per share price to be determined by the Company's Board of directors. Shareholders will be able to purchase all or part of their pro rata number of shares of Common Stock in accordance with shares owned at the time of the offering.

         In order to exercise the right, shareholders will be required to complete, fully execute and deliver a Subscription Agreement, in a form to be drafted. In the event that any shareholder of the Company indicates that they wish to purchase more than the maximum pro rata number of shares purchasable by such shareholder, the Company shall deem that such shareholder wishes to purchase the maximum number of shares available to them.

         In order for a shareholders to participate in the intended rights offering, such shareholder's Subscription Agreement will have to be received by the Secretary of the Company prior to a certain closing date to be determined.

         Upon the failure of any shareholder of the Company to purchase all of the number of shares of Common Stock available for purchase by such shareholder, those shares not purchased shall be available for purchase pro rata by the other shareholders of the Corporation; but such shares shall not be available for purchase by any person not a shareholder of the Corporation as of the record date, to be determined.

         In the event that all of the shares of Common Stock available for purchase pursuant to such rights offering are either (i) not subscribed for by delivery of a fully executed Subscription Agreement as set forth above, or (ii) payment in full is not tendered by the due date for such payment by a shareholder delivering a fully executed Subscription Agreement, then such shares which are not subscribed for, or purchased, shall be made available to the remaining shareholders of the Company.

ADDITIONAL WARRANTS TO SAND DOLLAR

         In addition to the Warrant set forth above and the possible rights offering, the Company will consider granting additional warrants to Sand Dollar. These include (i) a Warrant to purchase up to 33,333,333 shares of Common Stock at a per share price of $0.15, exercisable for a period of twelve (12) months, and (ii) a Warrant to purchase up to 25,000,000 shares of Common Stock at a per share price of $0.20, exercisable for a period of twenty-four (24) months.

         The Solicitor further intends that, in the event such additional warrants are granted, the Company would grant to Sand Dollar registration rights, in a customary form, providing for not more than two demand rights, unlimited so-called "piggyback" rights and S-3 rights.

                            THE SAND DOLLAR SOLUTION

         The Sand Dollar Solution ("Sand Dollar" or the "Solicitor") is a newly formed California Limited Partnership. Mr. Ed Marshall, one of the nominees for director herein, is the General Partner and the managing partner of Sand Dollar. Sand Dollar was formed for the purpose of soliciting proxy's to elect a new Board of directors for the Company and for the purpose of engaging in financing activity on behalf of the Company. The sole general partner of Sand Dollar is Edwin G.

Marshall. Some of the business plans of Sand Dollar for the Company are set forth herein below. Medizone International, Inc. is still a development stage company.

         It is the intent of Sand Dollar to exercise the initial warrant discussed herein and invest up to $1 million in order to stabilize the company, fund the start of the Italian trials and begin the other management requirements that are necessary to reestablish positive corporate direction and get the science moving forward once again. There is no surety that Sand Dollar will be able to exercise this intended warrant, nor that if it is able to exercise this initial intended warrant it will, in fact, do so.

         Sand Dollar believes that proceeds from exercise of the first $5 million warrant will be sufficient to bring the Company to profitability and positive cash flow through some or all of the following; veterinarian applications, external applications, fetal calf serum or possibly blood purification in Asian markets. The Solicitor believes that these additional markets can be pursued without limiting the Company's ability to fund development in Italy and pursue the blood purification market.

         Sand Dollar believes that proceeds from exercise of the second $5 million warrant should supply sufficient funds to increase working capitol and fund NASDAQ reserve requirements.

         Richard Solomon, a former Board Member of the Company and a director of Medizone New Zealand, an important strategic partner of the Company, while declining to submit his name as a nominee in connection herewith, pledged his full support to these efforts and gave us permission to disclose his close role and advice here. In addition, Mr. Solomon has agreed to act as a consultant to the proposed Board and management team. The solicitor believes that Mr. Solomon's work on behalf of Medizone New Zealand is largely responsible for the newly formed alliance with JRH Biosciences. With his background and knowledge as a Board Member up until Feb. 27 of this year, Mr. Solomon is well aware of the problems facing the Company, and the Solicitor believes will be of vital help to the new team.

SAND DOLLAR'S COMPLAINTS CONCERNING MANAGEMENT

         Medizone is, and has been for some time, in arrears with the majority of its creditors. Sand Dollar believes that Medizone is in a desperate situation. Sand Dollar believes that the changes at the Board and management level proposed in this Proxy Statement are, in fact, critical for the future of the Company. Sand Dollar believes that current management, led by Joseph Latino, President and Chief Executive Officer for the previous three years, has failed to fund or manage Medizone International in a viable manner.

         Three Board members, Larry Sosnow, Richard Solomon, and Howard Feinsand have all resigned their seats in the last two months. The Company has made no significant progress in outcomes for its science for the past three years.

         When Joseph Latino became President of Medizone the shares of Common Stock were trading at approximately $0.32 per share. Today they are trading at about $0.05

         Medizone's press release, about the successful simian trials done at Cornell University under the auspices of the Canadian Department of Defense Blood Resources Program is dated June 2, 1993. Management has indicated the research article written about this study passed peer review at the Journal Science in January of 1996. Yet in May of 1997 the paper remains unpublished.

         Sand Dollar believes that Medizone's relationship with the Canadian authorities appears to be in jeopardy and Dr. Fred Quimby, a leading researcher on the Cornell team that did that study, is now doing work for Lifetech, a Canadian competitor which appears to have been formed specifically to take advantage of Medizone's weak situation. Further, it strongly appears that Lifetech is blatantly infringing Medizone's patents.

         On July 20, 1994, Medizone issued a press release relative to the start of enrollment for the Italian human trials work for HIV and Hepatitis B patients. Management has indicated that all 5 Italian sites have been approved to commence trials. However, 4 of the sites have not started, since Medizone has been unable to fund it's small share of the costs, the majority of which is being paid by the Italians.

         As to the initial site at the University of Naples: Joseph Latino has stated that the HIV portion of the study is completed and the Hepatitis B portion is progressing. However, more than 2 years after the press release we have no data to support that information. We do have a contact going to Naples in mid May to confirm the actual situation.

         Sand Dollar believes that vital tests have been needlessly delayed due to poor planning. In the Company's Annual Report on Form 10-K, the Company states that in the last quarter of 1995, it was advised by San Raffaele Hospital of the University of Milan that the Hospital had approved commencement of HIV trials subject to certain approvals which were received May 8, 1996. It also states in the 1996 10-K report that the Company was advised by the Regional Oncology Center and AIDS Treatment Center at Avianno that the Center had approved commencement Hepatitis B trials subject to similar approvals. Also received. Sand Dollar finds it outrageous that these trials have still not been begun.

         The Company also states in its Annual Report on Form 10-K that the funding arm of the Canadian Blood Forces Program, unbeknownst to the Company, discontinued its funding during the third stage of the SIV study. The disclosure continues that in May, 1996, the Company learned that Cornell University had entered into a contract with a Canadian corporation to complete the third stage of the SIV study in a generic framework, i.e., not utilizing any proprietary technology.

         Edwin G. Marshall, General Partner of Sand Dollar spoke out at the 1996 Shareholder's Meeting, questioning how Joseph Latino could have lost control of this situation when Fred Quimby, a member of the Company's Scientific Advisory Board was one of the lead researchers. Sand Dollar believes that the Company is treading water or losing ground, while its valuable patents waste away.

         During 1996 the Company had to borrow funds and sold stock in relatively small amounts, Sand Dollar believes just to stay afloat.

         Sand Dollar believes that it is clear what needs to be done. Strategic Company relationships need to be reestablished in a positive and fruitful way, such as the Canadians and the Italians. Medizone needs to aggressively pursue Lifetech for patent infringement. The Company needs to be properly managed and funded. Additional avenues of research that could lead to revenue and possibly positive cash flow for the Company in the near term need to be explored. The Board proposed herein intends to install a new management team to establish a positive corporate direction and maximize the Company's science.

         In the event of the election of the directors set forth herein, it is intended that a regular schedule of communication with the shareholders of the Company be established. A letter with the results of this proxy solicitation will be mailed to shareholders 30 to 45 days following new management assuming responsibility for corporate action and direction. A second report to shareholders will follow prior to the end of the 4th quarter of 1997 at the latest. Beginning in 1998, quarterly reports will be mailed to all shareholders on a timely basis.

                                 OTHER BUSINESS

         The Solicitor is not aware of any other matter which may be presented for action at a meeting, in the event any such meeting is called. The Solicitor does not intend to vote the proxies solicited hereby for any purpose other than as stated herein. Nonetheless, should any other matter requiring a vote of the shareholders arise, the enclosed proxy card gives authority to the persons listed on the card to vote at their discretion in the best interest of the Company.



                                            THE SAND DOLLAR SOLUTION,
                                            A CALIFORNIA LIMITED PARTNERSHIP



                                        BY: ____________________________________
                                            EDWIN G. MARSHALL, GENERAL PARTNER


May 6, 1997

                          MEDIZONE INTERNATIONAL, INC.

                      THIS PROXY IS SOLICITED ON BEHALF OF
           THE SAND DOLLAR SOLUTION, A CALIFORNIA LIMITED PARTNERSHIP

                                      PROXY

                   MEETING OF SHAREHOLDERS OR WRITTEN CONSENT

--------------------------------------------------------------------------------

                  The undersigned revokes all previous proxies, acknowledges receipt of the Proxy statement dated May ___, 1997 of The Sand Dollar Solution, a California Limited Partnership, solicited in connection with a meeting or written consent concerning Medizone International, Inc. (the "Company"), and appoints EDWIN G. MARSHALL the proxy of the undersigned, with full power of substitution, to vote all shares of Common Stock of MEDIZONE INTERNATIONAL, INC. which the undersigned is entitled to vote at a special meeting of Shareholders of the Company, or at the next annual meeting of the Shareholders of the Company, or at any adjournment or postponement of either of them, and on any written consent of shareholders concerning the election of the nominees as directors set forth in the Proxy Statement, with the same force and effect as the undersigned might or could do if personally present thereat or personally executing such written consent. The shares represented by this proxy shall be voted in the following manner:

1.  For [ ] Against [ ] Abstain [ ] Milton G. Adair, Edwin G. Marshall, Gerard
                                    V. Sunnen, M.D. and William Hitt, M.D. as directors of the Company.

                  This Proxy will be voted as specified above.



Please sign exactly as your name   *_____________________  Date:________________
appears on your certificate:        Signature(s)



Certificate in the name of:         _____________________

         * Please sign exactly as your name(s) is (are) shown on your share certificate. If you represent more than one entity, please sign for each entity you represent. When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee or guardian, please state your full title. If a corporation, please sign in the full corporate name by the President or other authorized officer. If a partnership, please sign in the partnership name by an authorized person.

        ------------------------------------------------------------------------